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Exhibit 10.1

INVITROGEN CORPORATION

    On April 26, 2001, the Compensation and Organization committee of the Board of Directors approved the compensation arrangements for nonemployee directors, the terms of which are as follows:

    1.
    Annual Retainer. A $20,000 annual retainer shall be paid following the annual stockholders meeting to all members of the Board at such time. A pro-rata payment shall be made to any director joining the Board between annual stockholders meetings based on the following formula:(x/365) $20,000, where × = the number of days between the date the new board member joins the board and the date of the next annual stockholdersmeeting (or, if such date is unknown, the date one year after the date of the previous stockholders meeting).

    2.
    Retainer for Committee Chairs. An additional $4,000 annual retainer shall be paid following the annual stockholders meeting to each chairperson of a committee of the Board. A pro-rata payment shall be made to any director becoming a chairperson of a committee of the Board between annual stockholders meetings based on the following formula:(x/365) $4,000, where × = the number of days between the date the Board member becomes a committee chair and the date of the next annual stockholders meeting (or, if such date is unknown, the date one year after the date of the previous stockholders meeting).

    3.
    Stock Options. Each director shall receive an initial grant of an option to purchase 10,000 shares of the Company's common stock and annual grants thereafter of options to purchase 10,000 shares of the Company's common stock.

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  Exhibit 10.1